Exhibit 99.1
(Ziegler Logo)
                                                                 Hank Hakewill
                                                                  414-978-6413
                                                         hhakewill@ziegler.com



NEWS RELEASE

Ziegler declares dividend

      Milwaukee, Wisconsin - January 29, 2004 - The Ziegler Companies, Inc.

(symbol: ZCOI), a growth-oriented boutique investment banking and investment services firm with primary focus in the not-for-profit sectors of healthcare, senior living, churches and schools, today announced a dividend.

      On January 26, Ziegler's board of directors declared a 13-cent regular quarterly dividend for the fourth quarter. The dividend is payable on February 17 to shareholders of record at the close of business on February 6, 2004.

      The Board established May 20, 2004 as the date of the annual meeting of Company shareholders. The record date for the annual shareholders' meeting is April 5, 2004.

      The Company expects to announce its financial results for the fourth quarter and year ending December 31, 2003 during the next two weeks, pending completion of its annual audit.


About Ziegler:

      The Ziegler Companies, Inc. - (symbol: ZCOI), headquartered in Milwaukee, Wis., is a growth-oriented boutique investment banking and investment services firm with a primary focus in the health care, senior living and church and school sectors. Operations encompass capital markets (capital advisory services, bond underwriting, institutional sales and trading) and

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investment services, including asset management and wealth management through retail brokerage offices.

      Nationally, Ziegler's Capital Markets Group is ranked as one of the leading investment banking firms for not-for-profit healthcare and senior living facilities, as well as religious institutions and schools.

      Ziegler Investment Services Group operates a network of investment consultants throughout Wisconsin and the nation. It also sponsors the North Track family of mutual funds and provides separate account management for individuals, corporations, foundations and endowments. Total assets under management are approximately $2.4 billion.

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